Exhibit 2.1

AMENDMENT NO. 1 TO THE

ASSET PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO THE ASSET PURCHASE AGREEMENT (this “Amendment”) is entered into as of October 21, 2010 (the “Effective Date”) by and among (i) (a) KND Development 52, L.L.C., a Delaware limited liability company (“KND 52”), (b) KND Development 53, L.L.C., a Delaware limited liability company (“KND 53”), (c) KND Development 54, L.L.C., a Delaware limited liability company (“KND 54”), and (d) KND Development 55, L.L.C., a Delaware limited liability company (“KND 55” together with KND 52, KND 53 and KND 54, each individually and collectively, the “Purchaser”), (ii) Kindred Healthcare Operating, Inc., a Delaware corporation (the “Guarantor”), (iii) (a) Vista Healthcare Holdings, LLC, (b) Vista Healthcare, LLC, (c) Vista Hospital of South Bay, LP, (d) South Bay Community Hospital, Inc., (e) Rancho Cucamonga Community Hospital, LLC, (f) Vista Specialty Hospital of Southern California, LP, (g) Perris Valley Community Hospital, LLC, and (h) Vista Hospital of South Bay, LLC (each, a “Seller” and collectively, the “Sellers”), (iv) (a) Ara Tavitian, M.D., (b) J. Vartan Hovsepian, (c) Marc Ferrell, (d) Marc Furstman, (e) Vista Hospital Management Group, Inc., (f) The Ara Tavitian 2010 GRAT, (g) Vista Partnership Holding, LLC (each, a “Principal” and collectively, the “Principals”) and (iv) Tavitian Holdings, LLC, a Delaware limited liability company (the “Seller Representative”) in its capacity as the Sellers’ representative.

RECITALS

WHEREAS, the Purchaser, the Seller Representative, the Guarantor, the Sellers and the Principals entered into that certain Asset Purchase Agreement dated as of August 23, 2010 (the “Asset Purchase Agreement”);

WHEREAS, pursuant to Section 13.4 of the Asset Purchase Agreement, the Purchaser and the Seller Representative may amend the Asset Purchase Agreement; and

WHEREAS, the Parties desire to amend the Asset Purchase Agreement with respect to certain matters set forth in the Asset Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Amendments.

1.1 Section 2.5(a) of the Asset Purchase Agreement is hereby amended and restated in its entirety to read in full as follows:

(a) Purchase Price. In consideration of the aforesaid sale, assignment, transfer and delivery of the Purchased Assets, the Purchaser shall, at 10:00 A.M. Pacific Time on the Closing Date, (a) pay to the Sellers an aggregate cash amount equal to One Hundred

Eighty Million Dollars ($180,000,000) (the “Purchase Price”), less Ten Million Dollars ($10,000,000) (the “Escrow Amount”), and (b) assume the Assumed Liabilities. Prior to the Closing, the Purchaser shall deliver the Purchase Price, less the Escrow Amount, to the Real Property Escrow Holder and such funds shall be disbursed by the Real Property Escrow Holder in accordance with joint escrow instructions, in a form mutually acceptable to the Seller Representative and Purchaser, to be executed by Sellers and Purchaser or their respective counsel. Upon Real Property Escrow Holder’s receipt of such funds from Purchaser, Real Property Escrow Holder shall immediately invest the same in an interest bearing account of a federally insured bank or savings and loan association acceptable to Purchaser. All interest which accrues on said funds shall inure to the benefit of Purchaser.

1.2 Section 7.12 of the Asset Purchase Agreement is hereby amended and restated in its entirety to read in full as follows:

“7.12 Government Accounts Receivable Accounts.

“(a) To facilitate the transfer to the Purchaser of proceeds for services provided after the Effective Time only, from accounts receivable that are not assignable under applicable Law (each, a “Government Accounts Receivable Account” and collectively, the “Government Accounts Receivable Accounts”), the Sellers shall provide, in a form reasonably acceptable to the Purchaser, disposition instructions to each bank at which a Government Accounts Receivable Account is held instructing that all funds deposited into each such Government Accounts Receivable Account shall be transferred, beginning after the thirtieth (30th) day following the Closing Date, into an account in the name and subject to the control of the Purchaser.”

“(b) In the event that, notwithstanding such disposition instructions delivered by the Sellers in accordance with Section 7.12(a), any payment from a Government Payor payable during the period beginning after the thirtieth (30th) day following the Closing Date, is not, for any reason, transferred to an account in the name of and subject to the control of the Purchaser, and as a result proceeds of accounts receivable that are not assignable under applicable Law are received by the Sellers for services provided after the Effective Time, the Sellers shall cause such proceeds to be paid to the Purchaser within five (5) Business Days following their receipt, in accordance with Section 7.12(c) below.”

“(c) In the event that proceeds of accounts receivable that are not assignable under applicable Law are received by the Sellers for services provided after the Effective Time, the Sellers shall provide, in a form reasonably acceptable to each applicable bank and reasonably acceptable to the Purchaser and the Sellers, disposition instructions to such applicable bank to transfer, at the end of each Business Day, all funds deposited in the Government Accounts Receivable Accounts to an account designated by the Purchaser in the name of and subject to the control of the Purchaser, and any disposition of such funds or action by the Sellers to the contrary shall constitute a breach of the Sellers’ covenants under this Section 7.12. The Sellers shall provide to the Purchaser, on a weekly basis, copies of all remittances and other supporting documentation relating to such funds and their disposition.”

1.3 The first, unnumbered, paragraph of Section 8.2 of the Asset Purchase Agreement is hereby amended and restated in its entirety to read in full as follows:

“8.2 Additional Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction, as approved by the Purchaser, or waiver by the Purchaser, in the Purchaser’s sole discretion, of each of the following conditions; provided, however, (i) the Purchaser must confirm in writing to the Seller Representative the satisfaction or waiver of the conditions set forth in Sections 8.2(g) and 8.2(h) other than with respect to Rancho Specialty Hospital (Rancho Cucamonga) on or before November 1, 2010 (and the failure of Purchaser to provide such confirmation shall be deemed a waiver of the conditions set forth in Sections 8.2(g) and 8.2(h)) and (ii) no Closing Condition set forth in this Section 8.2 is or shall be deemed to be a covenant on the part of any Seller or Principal:”

1.4 Section 8.2(w) of the Asset Purchase Agreement is hereby amended and restated in its entirety to read in full as follows:

“(w) [RESERVED];”

1.5 Section 12.1(f) of the Asset Purchase Agreement is hereby amended and restated in its entirety to read in full as follows:

“(f) by the Purchaser, if any Closing Condition set forth in Section 8.1 or Section 8.2 shall not have been satisfied or waived by the Purchaser on or prior to November 22, 2010; provided that notwithstanding the immediately preceding clause, the Purchaser must give written notice to the Seller Representative on or before November 1, 2010 that the Closing Conditions set forth in Sections 8.2(g) and 8.2(h), other than with respect to Rancho Specialty Hospital (Rancho Cucamonga), have either been satisfied or waived or as the sole remedy for Purchaser’s failure to give such notice, such Closing Conditions shall be deemed waived.”

1.6 Section 8.3(l)(i) of the Asset Purchase Agreement is hereby amended and restated in its entirety to read in full as follows:

“(i) [RESERVED];”

2.	Miscellaneous.

2.1 Except as specifically set forth by this Amendment, all other terms and provisions of the Asset Purchase Agreement shall remain in full force and effect.

2.2 Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Asset Purchase Agreement.

2.3 This Amendment may be executed in counterparts and by pdf or facsimile, and each such counterpart, pdf and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the Asset Purchase Agreement as of the Effective Date.

“PURCHASER”

KND DEVELOPMENT 52, L.L.C.

By:	/s/ Joseph L. Landenwich
Name:	Joseph L. Landenwich
Title:	Senior Vice President of Corporate Legal Affairs and Corporate Secretary

KND DEVELOPMENT 53, L.L.C.

By:	/s/ Joseph L. Landenwich
Name:	Joseph L. Landenwich
Title:	Senior Vice President of Corporate Legal Affairs and Corporate Secretary

KND DEVELOPMENT 54, L.L.C.

By:	/s/ Joseph L. Landenwich
Name:	Joseph L. Landenwich
Title:	Senior Vice President of Corporate Legal Affairs and Corporate Secretary

KND DEVELOPMENT 55, L.L.C.

By:	/s/ Joseph L. Landenwich
Name:	Joseph L. Landenwich
Title:	Senior Vice President of Corporate Legal Affairs and Corporate Secretary

“SELLER REPRESENTATIVE” TAVITIAN HOLDINGS, LLC

By:	/s/ Ara Tavitian, M.D.
Name:	Ara Tavitian, M.D.
Title:	Managing Member